UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of Earliest Event Reported): aPRIL 23, 2019 moleculin biotech, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-37758	47-4671997
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5300 Memorial Drive, SUITE 950, HOUSTON TX 77007

(Address of principal executive offices and zip code)

(713) 300-5160

(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On April 23, 2019, Moleculin Biotech, Inc. (the “Company”) entered into subscription agreements (each a “Subscription Agreement”) with certain institutional investors (the “Investors”) for the sale by the Company of up to 9,375,000 units (each a “Unit”), each Unit consisting of (i) one share of the Company’s common stock, $0.001 par value per share (“Common Stock”), and (ii) 0.5 of a warrant to purchase one share of Common Stock (each a “Warrant”). The public offering price of the Units was $1.60 per Unit.

The Warrants included in the Units will be immediately exercisable at a price of $1.75 per share, and will expire five years from the date of issuance. The shares of Common Stock are being offered together with the Warrants, but the securities comprising the Units will be issued separately and will be separately transferable.

The closing of the offering is expected to take place on April 25, 2019, subject to the satisfaction of customary closing conditions. The Company estimates that the net proceeds from the sale of the Units will be approximately $14.0 million after deducting the placement agent fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for planned clinical trials, preclinical programs, for other research and development activities and for general corporate purposes.

The Units are being offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-219434), which became effective on August 21, 2017.

On April 23, 2019, the Company also entered into a placement agent agreement (the “Placement Agent Agreement”) with Oppenheimer & Co. Inc. (“Oppenheimer”), pursuant to which Oppenheimer agreed to serve as exclusive placement agent for the issuance and sale of the Units. The Company has agreed to pay Oppenheimer an aggregate fee equal to 6.0% of the gross proceeds received by the Company from the sale of the Units in the transactions.

Pursuant to the Placement Agent Agreement, the Company agreed to grant to Oppenheimer warrants to purchase up to 6% of the aggregate number of shares of Common Stock sold in the offering (the “Oppenheimer Warrant”). The exercise price of the Oppenheimer Warrant will be $1.75 per share. The Oppenheimer Warrant has been deemed underwriting compensation by the Financial Industry Regulatory Authority, Inc. (“FINRA”) and therefore shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering, pursuant to Rule 5110(g)(1) of FINRA’s Rules. The Company will also reimburse Oppenheimer for its expenses of $75,000.

The Company agreed to a 90-day “lock-up” with respect to shares of Common Stock and other securities beneficially owned, including securities that are convertible into, or exchangeable or exercisable for, shares of Common Stock. Subject to certain exceptions, during the lock-up period, the Company and its executive officers and directors may not offer, sell, pledge or otherwise dispose of the foregoing securities without the prior written consent of Oppenheimer.

The Placement Agent Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Placement Agent Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the material terms of the Placement Agent Agreement, Subscription Agreement, Warrant and Oppenheimer Warrant is not complete and is qualified in its entirety by reference to the full text of the Placement Agent Agreement, Subscription Agreement, form of Warrant and Oppenheimer Warrant, copies of which are filed as Exhibits 1.1, 10.1, 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference. The legal opinion of Schiff Hardin LLP, counsel to the Company, relating to the securities offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

The Company issued a press release on April 23, 2019 announcing the Offering. The full text of the press release issued in connection with this announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and the information contained therein is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Placement Agent Agreement, dated April 23, 2019, by and between the Company and Oppenheimer & Co. Inc.

4.1	Form of Warrant included in Unit

4.2	Form of Placement Agent Warrant

5.1	Opinion of Schiff Hardin LLP.

10.1	Form of Subscription Agreement

23.1	Consent of Schiff Hardin LLP (included in Exhibit 5.1).

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLECULIN BIOTECH, INC.

Date: April 23, 2019
	By:	/s/ Jonathan P. Foster
Jonathan P. Foster
Chief Financial Officer